EXHIBIT 99.1


                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED MAY 6, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     5/06/05

                          Weekly ROR     MTD ROR     YTD ROR

CLASS A UNITS               -0.84%         -0.84%      -8.90%
CLASS B UNITS               -0.86%         -0.86%      -9.21%

* Subject to independent verification


The first trading week in May brought moderate losses for the Grant Park Futures Fund. Setbacks were sustained in every one of the six major sectors, with the heaviest losses coming from positions in the agricultural/soft commodity sector. Positions in the fixed income and foreign currency sectors also contributed to the bulk of losses.

Long positions in the soft commodities sustained setbacks as the July cotton market experienced losses during a volatile week of trading. The contract established a weekly range of more than five-and-a-half cents as prices fell
3.56 cents (6.2%) to close at 53.49 cents per pound on what analysts described as heavy speculative trading. Cotton had traded higher in recent weeks. The rally had been attributed to the anticipation of increased demand from China following a report from the United States Department of Agriculture that pointed to a first quarter spike in Chinese textile exports to the U.S. Market commentators said that cotton prices were weaker as investors covered long positions amid concerns that demand for the fiber contract could wane in the second-quarter. Longs in the coffee and orange juice markets also lost ground when those contracts closed lower by 2.6% and 2.7% respectively. These losses were somewhat tempered from gains in the agricultural markets. July soybeans rallied 13.75 cents while soybean meal added $1.10, benefiting long positions in both of those markets.

Long positions in the fixed income sector recorded losses for the week. It was a volatile trading session for U.S. Treasury bond futures as prices plunged on Wednesday following surprising comments from a Treasury official indicating that the U.S. is considering re-issuing the Thirty-year bond, which was discontinued in October of 2001. Analysts said the news pushed prices dramatically lower as investors anticipated additional supply in the event that the Treasury brings back the long-bond. Prices rallied briefly on Thursday when it was reported that Standard & Poor's downgraded approximately $290 billion of General Motors and Ford corporate bonds to junk or "speculative grade" status. However, prices fell again on Friday when the Labor Department announced that U.S. non-farm payrolls grew by 274,000 for the month of April. Economists had anticipated job rolls to grow by 170,000. The report also showed that while the unemployment rate remained unchanged at 5.2%, payrolls for February and March were revised upward by a combined 93,000 jobs. Losses resulted from longs in the Thirty-year bond contract, which finished the week 27/32s lower. Longs in the Ten-year and Five-year note also reported losses as those contracts fell 13.5/32s and 7/32s respectively. Long positions overseas also recorded setbacks as prices for Euro bunds, Eurex BOBL and London long gilts fell for the week. Longs in the Canadian government bond contract also lost ground as prices were weaker there by Friday's close.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Lastly, positions in the foreign currencies incurred losses as the U.S. dollar gained ground on some fronts but lost on others. Longs in the Australian dollar were hard hit as the currency fell against the greenback after the Australian Bureau of Statistics reported that building permits for the month of March fell 6.8%. Economists had predicted that the release would show no change for the number of permits issued. The poor economic news sent the currency lower as investors speculated that the Reserve Bank of Australia would find it difficult to raise short-term interest rates. Longs in the British pound also lost ground as that currency fell more than a cent against the dollar. Short positions in the Canadian dollar also sustained losses when that currency rallied more than one full cent against the greenback.







































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com